Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

May 9, 2024

Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

Re:	Post-Effective Amendment to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ryman Hospitality Properties, a Delaware corporation (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 (File No. 333-211214) (the “Registration Statement) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement registered up to 1,800,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to awards granted under the Ryman Hospitality Properties, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”). The Post-Effective Amendment reflects that a portion of the shares of Common Stock registered under the Registration Statement (which were previously available for issuance under the 2016 Plan but were unissued as of March 22, 2024 and not subject to any outstanding awards under the 2016 Plan (the “Share Reserve”)), plus the number of shares of Common Stock underlying any outstanding awards granted under the 2016 Plan, but which after May 9, 2024, are not delivered in settlement of such awards on account of the termination, expiration, settlement in cash, forfeiture, or cancellation without the delivery of shares of Common Stock under terms of the awards and the 2016 Plan (together with the Share Reserve, the “Carried Forward Shares”), will become available for issuance under the Ryman Hospitality Properties, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”), pursuant to awards granted under the 2024 Plan.

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Carried Forward Shares have been duly authorized and, when issued in accordance with the terms of the 2024 Plan and the relevant award agreements, will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Post-Effective Amendment. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Very truly yours,

/s/ Bass, Berry & Sims PLC